Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below, as a Director of GenCorp Inc., an Ohio corporation (the “Company”), with its principal offices at 2001 Aerojet Road, Rancho Cordova, California, does hereby make, constitute and appoint Kathleen E. Redd and Christopher C. Cambria, or one of them acting alone, his true and lawful attorneys, with full power of substitution and resubstitution, in his name, place and stead, in any and all capacities, to execute and sign the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2011, and any and all amendments thereto, and documents in connection therewith, to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.

Dated and effective as of the 25th of January 2012.

/s/ James R. Henderson	/s/ James H. Perry
James R. Henderson, Chairman of the Board	James H. Perry, Director

/s/ Thomas A. Corcoran	/s/ Scott J. Seymour
Thomas A. Corcoran, Director	Scott J. Seymour, Director

/s/ Warren G. Lichtenstein	/s/ Martin Turchin
Warren G. Lichtenstein, Director	Martin Turchin, Director

/s/ David A. Lorber	/s/ Robert C. Woods
David A. Lorber, Director	Robert C. Woods, Director